Exhibit 10.1

[Letterhead of World Fuel Services]

August 26, 2011

Re:  Amendment No. 1 to Employment Agreement

Dear Mr. Kasbar,

This letter amends the terms of the Agreement by and between you (“Executive”) and World Fuel Services Corporation (the “Company”), dated March 14, 2008, as it may be amended from time to time (the “Employment Agreement”).  All capitalized terms used in this amendment but not otherwise defined herein will have the same meaning as defined in the Employment Agreement.

You and the Company desire to amend the Employment Agreement to, among other things, reflect the anticipated change in your title, duties and responsibilities and enter into a new four-year term.  Accordingly, in accordance with Section 14(a) of the Employment Agreement, the parties hereby agree to amend the terms of the Employment Agreement as set forth in this amendment.  This amendment will become effective immediately upon execution by both parties; provided that, the terms of the Employment Agreement as in effect prior to execution of this amendment will continue to govern until December 31, 2011, and the terms of the Employment Agreement as amended by this amendment will govern beginning on January 1, 2012.

Notwithstanding anything to the contrary set forth in the Employment Agreement or any other agreement that relates to your employment:

1.  Employment.  You hereby agree that the first five sentences of Section 1 of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

“1.       Employment.  Effective as of January 1, 2012 (the “Amendment Effective Date”), the Company hereby employs Executive pursuant to the terms and conditions of this Agreement for a term (the “Amendment Initial Term”), commencing on the Amendment Effective Date and ending on the fourth (4th) anniversary of the Amendment Effective Date, unless sooner terminated in accordance with Section 4 hereof.  The Amendment Initial Term shall automatically renew for successive one (1) year terms (subject to earlier termination as provided in Section 4 hereof) unless the Company or Executive provides written notice to the other at least one (1) year prior to the date on which the Employment Term otherwise would expire of its or his election not to renew the Employment Term.  The Amendment Initial Term, as it may be extended pursuant to this Agreement, is sometimes referred to in the Employment Agreement as the “Employment Term”.  During the Employment Term, Executive shall serve as President and Chief Executive Officer of the Company.  Executive shall faithfully and diligently perform all services as may be assigned to him by the Board consistent with his position, shall report solely to the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board.”

2.  Base Salary.  You hereby agree that the following sentences are hereby added as the last sentences of Section 2.1 of the Employment Agreement:

“The Compensation Committee has determined that, as of the Amendment Effective Date, the Company shall pay you an annual base salary equal to Seven Hundred Fifty Thousand Dollars ($750,000).  The term “Base Salary” shall mean the base salary as determined from time to time by the Compensation Committee in its sole discretion.”

3.  Certain Definitions.

(a)  Accrued Obligations.  You hereby agree that the reference to “Section 2.4(ii)” in Section 3.1(c) of the Employment Agreement is hereby deleted and replaced with “Section 2.3”.

(b)  Trade Area.  You hereby agree that Section 6(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(b)      As used herein, the term “Trade Area” shall mean the United States of America and any other foreign countries or regions, which are or were serviced by the Company or its subsidiaries or affiliates at any time since January 1, 1998.”

4.  Full Force and Effect.  Except as specifically set forth herein, this amendment shall not, by implication or otherwise, alter, amend or modify in any way any terms of the Employment Agreement, all of which shall continue in full force and effect.

5.  Governing Law/Jurisdiction.  The validity and effect of this amendment shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction.   Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to the Employment Agreement or any amendments thereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida.  Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

6.  Counterparts.  This amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

7.  Entire Agreement.  This amendment, together with the Employment Agreement, contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and the Company with respect hereto.

August 26, 2011	WORLD FUEL SERVICES CORPORATION

by
/s/ R. Alexander Lake
Name: R. Alexander Lake
Title: Senior Vice President, General Counsel and Corporate Secretary

ACCEPTED AND AGREED,

/s/ Michael J. Kasbar
Name: Michael J. Kasbar

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